Exhibit 4.1


                               WarpRadio.com, Inc.

                      NON-STATUTORY STOCK OPTION AGREEMENT
                        UNDER THE 1999 STOCK OPTION PLAN

Between:

     WarpRadio.com, Inc. (the "Company") and ________________________ (the
"Optionee") dated _________________________________________ , 2000.

     The Company hereby grants to the Optionee an option (the "Option") to purchase __________ shares of the Company's common stock ("Stock") under the WarpRadio.com, Inc. 1999 Stock Option Plan (the "Plan") upon the following terms and conditions:

     1. Purchase Price. The purchase price of the Stock shall be $__________ per share.

     2. Non-Statutory Option. The Option shall be a Non-Statutory Option, as defined in the Plan.

     3. Period of Exercise. Unless otherwise agreed to in writing, the Option will expire ten (10) years from the date of this Agreement. The Option may be exercised only while the Optionee is actively providing services to the Company and as provided in Section 5 dealing with termination of services.

     4. Unless otherwise agreed to in writing, the Option may be exercised for up to, but not in excess of, the amounts of shares subject to the Option specified below, based on the Optionee's number of years of continuous services with the Company from the date hereof. In applying the following limitations, the amount of shares, if any, previously purchased by Optionee shall be counted in determining the amount of shares the Optionee can purchase at any time in accordance with said limitations. The Optionee may exercise the Option in the following amounts and in accordance with the conditions set forth in paragraph
7.3 of the Plan:

          a. After one (1) year of continuous services to the Company, the Optionee may purchase up to fifty percent (50%) of the shares of Stock subject to the Option;

          b. After two (2) years of continuous services to the Company, the Optionee may purchase the remaining fifty percent (50%) of the shares of Stock subject to the Option.

     In the event the Optionee's services with the Company are terminated due to Optionee's disability or death as described in paragraphs 5(a) and 5(b), the foregoing vesting schedule shall be accelerated and the Option shall upon such disability or death become exercisable in whole or in part. This Option may not be exercised for less than fifty (50) shares at any time unless the number of shares purchased is the total number purchasable at the time under the Option.


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     5. Transferability. This Option is not transferable except by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by him.

     6. Termination of Services. In the event of a termination in the providing of services by Optionee to the Company, including serving as a Non-Employee Director as defined in the Plan, the Option may be exercised (to the extent exercisable at the date of his termination) by the Optionee within three months after the date of such termination provided, however, that:

          a. If the Optionee's consulting relationship is terminated because he is disabled within the meaning of Internal Revenue Code section 422A, the Optionee shall have one year rather than three months to exercise the Option (to the extent exercisable at the date of his termination).

          b. If the Optionee dies, the Option may be exercised (to the extent exercisable by the Optionee at the date of his death) by his legal representative or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the Optionee, but the Option must be exercised within one year after the date of the Optionee's death.

          c. If the Optionee's relationship is terminated for cause, this Option shall terminate immediately.

          d. In no event (including death of the Optionee) may this Option be exercised more than ten (10) years from the date hereof.

     7. No Guarantee of Services. This Agreement shall in no way restrict the right of the Company to terminate Optionee's relationship at any time.

     8. Investment Representation; Legend. The Optionee (and any other purchaser under paragraphs 5(a) or 5(b) hereof) represents and agrees that all shares of Stock purchased by him under this Agreement will be purchased for investment purposes only and not with a view to distribution or resale. The Company may require that an appropriate legend be inscribed on the face of any certificate issued under this Agreement, indicating that transfer of the Stock is restricted, and may place an appropriate stop transfer order with the Company's transfer agent with respect to the Stock.

     9. Method of Exercise. The Option may be exercised, subject to the terms and conditions of this Agreement, by written notice to the Company. The notice shall be in the form attached to this Agreement and will be accompanied by payment (in such form as the Company may specify) of the full purchase price of the Stock to be issued, and in the event of an exercise under the terms of paragraphs 5(a) or 5(b) hereof, appropriate proof of the right to exercise the Option. The Company will issue and deliver certificates representing the number of shares purchased under the Option, registered in the name of the Optionee (or other purchaser under paragraph 5 hereof) as soon as practicable after receipt of the notice.



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     10. Incorporation of Plan. This Agreement is made pursuant to the provisions of the Plan, which Plan is incorporated by reference herein. Terms used herein shall have the meaning employed in the Plan, unless the context clearly requires otherwise. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

     Dated:
           -----------------------------



                                     WarpRadio.com, Inc.



                                     By:
                                         ---------------------------------------
                                          Denise Sutton, Chief Executive Officer
ACCEPTED:


------------------------------
        Optionee



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